Exhibit 10.55

2005B AMENDMENT TO LOAN AGREEMENT

This is a 2005B Amendment to the Loan Agreement (as defined below) (this “Amendment”) dated as of March _, 2005, by and among (i) JP MORGAN CHASE BANK, N.A. (“Morgan”) (the successor to Bank One, NA), a national banking association with an office and place of business in Louisville, Kentucky, as agent bank on behalf of the Banks defined herein (“the Agent Bank”) (Morgan may also be referred to as a “Bank”); (ii) Morgan and LaSalle Bank, National Association (“LaSalle” each a “Bank” and collectively, the “Banks”); (iii) NORTH ATLANTIC TRADING COMPANY, INC., a Delaware corporation with its principal office and place of business and registered office in New York, New York (the “Borrower”); (iv) the SUBSIDIARIES identified on Schedule 1.2 hereto (each a “Subsidiary” and collectively, the “Subsidiaries”); and (v) NORTH ATLANTIC HOLDING COMPANY, INC., a Delaware corporation with its principal office and place of business and registered office in New York, New York, and the 100% owner of the Borrower (“Holdco”).

RECITALS:

A. The Borrower, Holdco and the Subsidiaries entered into a certain Amended and Restated Loan Agreement with the Agent Bank and the Banks, dated as of February 17, 2004 (the “2004 Loan Agreement”).

B. The Borrower, Holdco and the Subsidiaries, the Agent Bank and the Banks entered into the 2005A Amendment to Loan Documents dated as of January 19, 2005 (the “2005A Amendment to Loan Documents” for several purposes, including reducing the maximum amount of the Revolving Credit Facility from Fifty Million Dollars ($50,000,000) to Thirty Five Million Dollars ($35,000,000) (the 2004 Loan Agreement, as amended by the 2005A Amendment to Loan Documents, the “Loan Agreement”).

C. The Borrower, Holdco, the Subsidiaries, the Agent Bank and the Banks wish to enter into this Amendment for several purposes, including the following: (i) changing the maturity of the Revolving Credit Facility, (ii) amending the Fixed Charge Coverage ratio covenant, (iii) amending the minimum EBITDA covenant and (iv) amending the restrictions of the Bank’s rights of assignment of their interests in the Loan Agreement.

NOW THEREFORE, the Borrower, Holdco, the Subsidiaries, the Agent Bank and LaSalle agree as follows:

1. AMENDMENTS TO LOAN AGREEMENT.

A. Section 1.101 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

1.101 “Revolving Loan Commitment Termination Date” means the Revolving Loan Commitment Termination Date then in effect, which shall be the earliest of (i) January 31, 2006, (ii) the date as of which the Obligations shall have become immediately due and payable pursuant to Section 9 of the Loan Agreement and (iii) the date on which all of the Obligations are paid in full (including, without limitation, the repayment, expiration, termination or cash collateralization of Letters of Credit pursuant to this Loan Agreement) and the Revolving Loan Commitments are reduced to zero and cancelled.

B. Section 7.13 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

7.13 Principal Management. Thomas F. Helms, Jr. (or such other person who shall have been proposed by the Borrower and who is acceptable to the Banks in their reasonable discretion) shall remain active in the day-to-day operation and management of the Borrower and the Subsidiaries in his current position with the Borrower or such other position with responsibilities similar to those currently associated with his current position”.

C. Section 8.6 of the Loan Agreement (Fixed Charge Coverage Ratio) is hereby deleted in its entirety and replaced with the following:

8.6 Fixed Charge Coverage Ratio The Borrower shall not permit the ratio of (x) the Borrower and the Subsidiaries’ Consolidated Adjusted EBITDA (excluding any positive EBITDA for NACC but including any negative EBITDA for NACC on a rolling four Fiscal Quarters basis) for the determination period less Accrued MSA Payments for the determination period to (y) the Borrower and the Subsidiaries’ Net Cash Interest for such determination period, measured on a rolling four Fiscal Quarters basis, to fall below the following minimum ratios as of the end of the Fiscal Quarters as set forth below:

Period	Minimum Ratio
Fiscal Quarter ending 6/30/05 and all Fiscal Quarters ending thereafter	1.50 to 1.00

*	In calculating the Fixed Charge Coverage Ratio for the determination period ending 6/30/05 and all determination periods ending thereafter, the Borrower shall add to “Consolidated Adjusted EBITDA (excluding any positive EBITDA for NACC but including any negative EBITDA for NACC on a rolling four Fiscal Quarters basis) for the determination period,” any cash equity contributions to the Borrower that have been made during the determination period.

D. Section 8.7 of the Loan Agreement (Minimum Consolidated Adjusted EBITDA) is hereby deleted in its entirety and replaced with the following:

8.7 Minimum Consolidated Adjusted EBITDA The Borrower and the Subsidiaries shall have Consolidated Adjusted EBITDA (excluding any positive EBITDA for NACC and any negative EBITDA for NACC for the period) in at least the following amounts for the periods set forth below:

Period	Minimum Consolidated Adjusted EBITDA
1/01/04 – 6/30/04	$13,103,040
1/01/04 – 9/30/04	$23,500,000
1/01/04 – 12/31/04	$24,500,000
4/01/04 – 3/31/05	$25,500,000

E. The first sentence of Section 12A of the Loan Agreement (Assignments to Eligible Assignees) is hereby deleted in its entirety and replaced with the following sentence:

A. Assignments to Eligible Assignees. Each Bank shall have the right at any time, with the prior consent of the Agent Bank, which shall not be unreasonably withheld, to sell, assign, transfer or negotiate all or any part of its Revolving Loan Commitment and Revolving Credit Loans in a minimum amount of Five Million Dollars ($5,000,000) to one or more commercial banks, insurance companies, savings and loan associations, savings banks or other financial institutions, pension funds or mutual funds or other accredited investors (“Eligible Assignees”); provided, further, that in the event any Bank wishes to sell, assign, transfer or negotiate all or any part of its Revolving Loan Commitment and Revolving Credit Loans prior to June 30, 2005, the prior consent of the Borrower (which shall not be unreasonably withheld) shall also be required but in the event any Bank wishes to sell, assign, transfer or negotiate all or any part of its Revolving Loan Commitment and Revolving Credit Loans after June 30, 2005, no such prior consent of the Borrower shall be required.

2. RATIFICATION. Except as specifically amended by the provisions hereinabove, the Loan Agreement remains in full force and effect. The Borrower, Holdco and each Subsidiary hereby reaffirms and ratifies all of its respective obligations under the Loan Agreement, as amended and modified hereby, the Revolving Credit Notes, each Application and Agreement for Letter of Credit, the Pledge Agreement, the Security Agreement, the Mortgage, the Trademark Assignments and the other Loan Documents.

3. CONDITIONS PRECEDENT. The obligations of the Agent Bank and the Banks under this Amendment are expressly conditioned upon, and subject to the following:

A. the execution and delivery by the Borrower, Holdco and each Subsidiary of this Amendment;

B. the representations and warranties of the Borrower, Holdco and each Subsidiary contained herein shall be true and accurate in all respects;

C. the payment to the Agent Bank, for the benefit of the Banks in accordance with their Revolving Credit Facility Pro Rata Shares, an amendment fee in the total amount of $100,000; and

D. the reimbursement of the Agent Bank for its reasonable and necessary out-of-pocket fees and expenses in connection with the documentation of this Amendment.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS. To induce the Agent Bank and LaSalle to enter into this Amendment, the Borrower, Holdco and each Subsidiary represents and warrants to Agent Bank as follows:

A. The Borrower, Holdco and each Subsidiary has full power, authority, and capacity to enter into this Amendment, and this Amendment constitutes the legal, valid and binding obligations of the Borrower, Holdco and each Subsidiary, enforceable against it in accordance with its terms.

B. Upon execution and delivery of this Amendment and after giving effect thereto, no Event of Default under any of the Loan Documents and any other documents, certificates or instruments under the Loan Agreement or any other of the Loan Documents shall exist which continues unwaived by the Agent Bank, and no event which with the passage of time, the giving of notice or both would constitute an Event of Default, exists as of the date hereof. Without in any way limiting the foregoing, the Borrower, Holdco and each Subsidiary represents and warrants to Agent Bank that the Borrower’s United States and Canadian Distribution Agreements with Bollore Technologies S.A. (“Bollore”) are in full force and effect and no default by the Borrower under such Distribution Agreements currently exists or is reasonably foreseen. The term “Distribution Agreements” has the meaning set forth in a Consent Agreement dated as of April 4, 1997 between the Borrower and Bollore.

C. The person executing this Amendment on behalf of the Borrower, Holdco and each Subsidiary is duly authorized to do so.

D. The representations and warranties made by the Borrower, Holdco and each Subsidiary in any of the Loan Documents are hereby true and correct in all material respects as of the date hereof.

E. There are no pending or, to the knowledge of the Borrower threatened, any action, suit, proceeding or arbitration or, to the knowledge of the Borrower, any governmental investigation pending or threatened, against or affecting the Borrower or the Subsidiaries or any property of the Borrower or the Subsidiaries seeking damages in excess of $1,000,000 in the aggregate, which has not been disclosed by the Borrower pursuant to Section 6.9 of the Loan Agreement or which prior to (a) the making of the last preceding Revolving Credit Loan or (b) the issuing of the most recent Letter of Credit or the most recent extension of the stated maturity date of any Letter of Credit, prior to the execution of this Amendment, if determined adversely, would have a Material Adverse Effect. Further, there has occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, which, in either event, in the opinion of the Borrower, could reasonably be expected to have a Material Adverse Effect on the financial condition of the Borrower and the Subsidiaries on a consolidated basis. No injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of this Amendment or the continuation of making Revolving Credit Loans or the issuing or extension of the respective stated expiration dates of the Letters of Credit under the Loan Agreement.

5. MISCELLANEOUS.

A. To the extent that assignment is permitted under this Amendment, the provisions of this Amendment shall bind and benefit the Borrower, Holdco and each Subsidiary and the Agent Bank and LaSalle and their respective, successors and assigns, including each subsequent holder, if any, of the Revolving Credit Note.

B. This Amendment, the other Loan Documents and the related writings and the respective rights and obligations of the parties hereto shall be construed in accordance with and governed by the laws of the State of New York.

C. Neither the Borrower, Holdco nor any Subsidiary may assign their rights under this Amendment to any other party. This Amendment may be modified only in writing executed by the Agent Bank, LaSalle and the Borrower, Holdco and each Subsidiary.

D. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability or any one or more of the other provisions hereof. The Borrower, Holdco, each Subsidiary, LaSalle and the Agent Bank agree that this Amendment shall be so interpreted as to give effect and validity to all the provisions hereof to the fullest extent permitted by law.

E. The Borrower, Holdco and each Subsidiary shall sign such financing statements or other documents or instruments as the Agent Bank may reasonably request from time to time to more fully create, perfect, continue, maintain or terminate the rights and security interests intended to be granted or created pursuant to this Amendment or the other Loan Documents.

F. The headings used in this Amendment are included for ease of reference only and shall not be considered in the interpretation or construction of this Amendment.

G. This Amendment may be signed by each party upon a separate copy, and in such case one counterpart of this Amendment shall consist of enough of such copies to reflect the signature of each party. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Amendment or the terms thereof to produce or account for more than one of such counterparts.

IN WITNESS WHEREOF, the Agent Bank, each Bank, the Borrower, Holdco and each Subsidiary has caused this Loan Agreement to be duly executed as of the day and year first above written.

JP MORGAN CHASE BANK, N.A. as Agent Bank (the “Agent Bank”)

By:	/s/ Joseph Brenner
Joseph Brenner, Senior Vice President

JP MORGAN CHASE BANK, N.A. as a Bank (a “Bank”)

By:	/s/ Joseph Brenner
Joseph Brenner, Senior Vice President

LASALLE BANK, NATIONAL ASSOCIATION

By:	/s/ Kate Goodman
Kate Goodman, Officer

NORTH ATLANTIC TRADING COMPANY, INC., as the Borrower

By:	/s/ Thomas F. Helms, Jr.
Thomas F. Helms, Jr., Chief Executive Officer

NATIONAL TOBACCO COMPANY, L.P., as a Subsidiary

By NATIONAL TOBACCO FINANCE CORPORATION as its general partner

By:	/s/ Thomas F. Helms, Jr.
Thomas F. Helms, Jr., Chief Executive Officer

NORTH ATLANTIC OPERATING COMPANY, INC. as a Subsidiary

By:	/s/ Thomas F. Helms, Jr.
Thomas F. Helms, Jr., Chief Executive Officer

NATIONAL TOBACCO FINANCE CORPORATION as a Subsidiary

By:	/s/ Thomas F. Helms, Jr.
Thomas F. Helms, Jr., Chief Executive Officer

NORTH ATLANTIC HOLDING COMPANY, INC.

By:	/s/ Thomas F. Helms, Jr.
Thomas F. Helms, Jr., Chief Executive Officer

STOKER, INC. as a Subsidiary

By:	/s/ Thomas F. Helms, Jr.
Thomas F. Helms, Jr., Chief Executive Officer

RBJ SALES, INC. as a Subsidiary

By:	/s/ Thomas F. Helms, Jr.
Thomas F. Helms, Jr., Chief Executive Officer

FRED STOKER & SONS, INC. as a Subsidiary

By:	/s/ Thomas F. Helms, Jr.
Thomas F. Helms, Jr., Chief Executive Officer

SCHEDULE 1.1

LIST OF “BANKS”

J.P. Morgan Chase Bank, N.A. (“Morgan”)

416 West Jefferson Street

Louisville, Kentucky 40202

Attention: Mr. Joseph Brenner, Senior Vice President

LaSalle Bank, National Association

135 S. LaSalle Street

Chicago, Illinois 60603

Attention: Paul Cronin, Senior Vice President

SCHEDULE 1.2

LIST OF SUBSIDIARIES

NATIONAL TOBACCO COMPANY, L.P.

c/o North Atlantic Trading Company, Inc.

257 Park Avenue South – 7th Floor

New York, New York 10010-7304

Attention: Chief Executive Officer

NORTH ATLANTIC OPERATING COMPANY, INC.

c/o North Atlantic Trading Company, Inc.

257 Park Avenue South – 7th Floor

New York, New York 10010-7304

Attention: Chief Executive Officer

NATIONAL TOBACCO FINANCE CORP.

c/o North Atlantic Trading Company, Inc.

257 Park Avenue South – 7th Floor

New York, New York 10010-7304

Attention: Chief Executive Officer

STOKER, INC.*

c/o North Atlantic Trading Company, Inc.

257 Park Avenue South – 7th Floor

New York, New York 10010-7304

Attention: Chief Executive Officer

RBJ SALES, INC.*

c/o North Atlantic Trading Company, Inc.

257 Park Avenue South – 7th Floor

New York, New York 10010-7304

Attention: Chief Executive Officer

FRED STOKER & SONS, INC.*

c/o North Atlantic Trading Company, Inc.

257 Park Avenue South – 7th Floor

New York, New York 10010-7304

Attention: Chief Executive Officer